SALEEN AUTOMOTIVE INC.

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), is effective as of the 15th day of October 2016, by Saleen Automotive Inc. located at 2735 Wardlow Road Corona, CA 92882 (“Licensor”) and Molexiel, Inc. located at 1040 N. Batavia St. Unit F. Orange, CA 92867 (“Licensee”).

WITNESS:

WHEREAS, Licensor has the right to license the Licensed Marks in the Territory, as those terms are defined herein;

WHEREAS, Licensor is willing to grant a license to Licensee for use of the Licensed Marks in connection with the manufacture, distribution, sale and marketing by Licensee in the Territory of certain products on the terms and conditions herein set forth; and

WHEREAS, Licensee recognizes the vital importance of protecting Licensor’s exclusive and valuable rights in and to the Licensed Marks and the goodwill symbolized thereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties do hereby agree as follows:

1. DEFINITIONS

(a) “Change in Control Event” means the occurrence of any of the following events: (a) any consolidation or merger directly or indirectly involving Licensee in which the holders of Licensee’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain either (i) stock representing a majority of the voting power of the surviving entity, or (ii) stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of securities of Licensee representing a majority of the voting power of all of Licensee’s outstanding voting securities to an acquiring party or group in a single transaction or series of transactions; (c) the sale of all or substantially all of Licensee’s assets; or (d) any other transaction or event, or series of related transactions or events, as a result of which another person, entity, or group obtains control of the board of directors or executive management of Licensee.

(b) “Licensed Articles” means the products preapproved by Licensor identified in Appendix A, bearing the Licensed Trademarks.

(c) “Licensed Trademarks” means “SALEEN” and Licensor’s other trademarks identified in Appendix B.

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(d) “Gross Sales” means the gross sales of the Licensed Articles by Licensee, whether by direct sale or distribution, less returns. No deductions may be made for uncollectible amounts or costs incurred by Licensee under this Agreement.

2. LICENSE

(a) Grant of License. Subject to the terms and provisions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, for the Term (as defined below), an exclusive right and license (the “License”) to:

(i) Manufacture and market the Licensed Articles within the Territory;

(ii) Service the software systems included in Licensor’s motor vehicles, but only at Licensee’s facilities, as set forth on Appendix A;

(iii) utilize Licensor’s tooling, equipment and other property set forth on Appendix A (“Licensor Equipment”) solely in connection with the License provided under clauses (i)-(iii) above, all of which shall remain the sole property of Licensor at all times during the Term of this Agreement and thereafter;

provided, however, that the License shall be exclusive in the Territory with respect to Licensed Articles consisting of automobile parts up to current Saleen models as of the date of this Agreement. Licensor reserves all rights in and to the Licensed Trademarks except as specifically granted herein to Licensee and Licensor may exercise such rights at any time. Licensee shall not export any Licensed Articles from the Territory or otherwise sell or distribute the Licensed Articles outside of the Territory.

(b) Term. The initial term of the License (the “Initial Term”) shall be until December 31, 2020, unless sooner terminated in accordance with the provisions hereof. The term of this Agreement will be automatically renewed following the Initial Term for successive one-year periods (each a “Renewal Term” and, together with the Initial Term, the “Term”), unless at least 30-days’ prior to the expiration of the Initial Term or applicable Renewal Term, either party provides the other party with written notice of the non-renewal of this Agreement.

(c) Territory. The “Territory” of the License is exclusive in the United States and its territories, Canada, Mexico, and U.S. military bases worldwide. Licensor shall provide Licensee with a right of first refusal with respect to additional jurisdictions prior to Licensor entering into a license agreement with a third-party with respect to the Licensed Articles in such other jurisdictions. Europe and Russia are Non-exclusive and the rest of the world open except where Licensor has already given rights to other parties.

(d) Co-branded Use. Any co-branded use of the Licensed Marks (i.e., “SALEEN” and a third party trademark) must be pre-approved by Licensor.

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(e) On-Sale Date. Licensee agrees that the Licensed Articles will be generally available for purchase from Licensee no later than November 1, 2016. Any failure to abide by this date is considered a material breach of this Agreement.

3. RATE AND TERM OF PAYMENT/ADVANCE

(a) Royalty Rate. Licensee will pay Licensor royalties in an amount equal to a percentage of Gross Sales of Licensed Articles made during the Term (“Royalty Payments”) as follows:

(i) Gross Sales prior to April 30, 2017: 0%

(ii) Gross Sales from May 1, 2017 through October 31, 2017: 7%

(iii) Gross Sales from November 1, 2017 through October 31, 2018: 10%

(iv) Gross Sales thereafter: 12%

Notwithstanding the foregoing, Licensee shall be required to make minimum royalty payments to Licensor consistent with Licensee’s projections set. In accordance with Licensee’s projections, a weighted percentage shall be used to determine minimum royalty payments based on the Royalty Rate defined above. As such, the minimum annual royalty payment for 2017 shall be $34,500, 2018 shall be $62,000, and thereafter shall be $72,000.

(b) On or before thirty (30) days after the last day of each calendar quarter, Licensee shall submit to Licensor a full, accurate and detailed statement, signed by its authorized officer and certified as accurate, showing the quantity, description and calculation of Licensee’s Gross Sales of the Licensed Articles for such quarter, itemized by sales price, style, name and model number, and containing such other identifying information as Licensor may reasonably request from time to time.

(c) On or before thirty (30) days after the last day of each calendar quarter, Licensee shall remit Royalty Payments for such quarter to Licensor at the address above or to such other address specified by Licensor, or by wire transfer of funds to an account designated by Licensor.

4. QUALITY CONTROL

In order to protect the goodwill and reputation associated with the Marks, Licensee covenants as follows:

(a) The nature, quality, construction, workmanship, styling and materials used by Licensee for the Licensed Articles and all of the advertising, packaging, labels, tags, publicity material and promotional material therefor shall at all times be of the highest quality and subject to Licensor’s prior written approval, as set forth below, and shall meet all specifications and reasonable standards therefor which Licensor supplies to Licensee, or as submitted by Licensee and approved by Licensor.

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(b) As early as possible, and in any case before commercial production of any of the Licensed Articles, Licensee shall, at its own expense, submit to Licensor for Licensor’s review and written approval all preliminary and final artwork, business plan, projections and sales plans. Thereafter, Licensee shall, as its own expense, promptly submit to Licensor for Licensor’s written approval, a pre-production sample or prototype sample of each new Licensed Article. Any preliminary and proposed designs, pre-production samples or prototype samples and any Licensed Article not so approved in writing shall be deemed unlicensed and shall not be manufactured or sold. Licensor shall use commercially reasonable efforts to respond in writing within five business days to any request for approval under this Agreement. Any modification of a Licensed Article, including, but not limited to, change of materials, color, design or size must be submitted to Licensor in advance for Licensor’s written approval, as if it were a new product. Approval of a Licensed Article which uses particular artwork shall not constitute approval of such artwork for use with a different Licensed Article.

(i) All containers, packaging, labels, tags, display materials, promotional material, catalogues, publicity and advertising, including but not limited to television advertising, for Licensed Articles must be submitted to Licensor for Licensor’s written approval before use. Licensor’s approval thereof should be procured at each stage of development, including concept, mechanical or layout, finished art, pre-production and final format.

(ii) Prior to bringing a new Licensed Article to market, Licensee agrees to furnish to Licensor, for Licensor’s written approval, one (1) production samples of such Licensed Article, from the first production run of such Licensed Articles

(iii) Licensee shall, without cost to Licensor, furnish Licensor with three (3) color samples, or swatches, or mock up samples of each style of Licensed Article (including all tags, labeling and packaging therefor) from regular production runs.

(c) Samples not approved within five (5) business days after Licensor’s receipt thereof shall be deemed disapproved, unless Licensor subsequently notifies Licensee in writing of its approval thereof. Licensee shall not use, show, offer to sell or sell to the trade or public any Licensed Articles which have not received the prior written approval of Licensor as set forth hereinabove.

(d) Licensee, upon Licensor’s request, shall recall from its customers all Licensed Articles which do not comply with the material provisions of this Agreement and shall bear all the expenses of such recall. Such recall shall not prejudice any other or additional right or remedy Licensor may have for such noncompliance.

(e) The quality, construction, workmanship, styling and materials of each and every Licensed Article shown, offered for sale or sold to the trade or public shall conform in all respects to the quality, construction, workmanship, styling and materials of samples thereof approved by Licensor.

(f) Upon not less than five (5) business days’ notice, Licensor and representatives of Licensor shall have the right, during reasonable business hours, to enter the premises (including manufacturing facilities) of Licensee (and its manufacturers) to examine any and all Licensed Articles in stock and/or in process of manufacture or production, and to inspect manufacturing, designing, labeling, marketing and packaging methods relating to the Licensed Articles.

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(g) Without limiting any other provision of this Agreement, Licensee shall ensure that the Licensed Articles, the tags, labels, packaging and advertising therefor, and the manufacture, distribution, promotion, and sale thereof shall comply with all applicable laws and regulations.

(h) Licensee may not use a personality or celebrity to endorse or promote any Licensed Articles unless and until Licensor have given Licensee its specific written approval for such personality or celebrity to endorse or promote such Licensed Articles.

(i) Licensee understands and agrees that Licensor’s acceptance or approval of samples of Licensed Articles under the provisions of this Section or otherwise shall not be deemed to expand or modify the definition of Licensed Articles, which definition may be expanded or modified only by a written instrument signed by both parties which specifically sets forth how the definition is to be expanded or modified and includes a statement that it is the intention of the parties to so expand or modify the definition of the Licensed Articles or Products.

(j) Licensee’s policy of sale, distribution and exploitation of the Licensed Articles shall be of high standard and shall in no manner reflect adversely upon the good name of the Licensor or its other Licensees or upon the goodwill and reputation associated with the Licensed Trademarks.

(k) In the event there is a departure from the approved sample of the Licensed Articles made or distributed by Licensee, Licensor shall have the right, in the exercise of its sole discretion, to withdraw its approval of such Licensed Article and/or terminate this Agreement unless Licensee cures such breach within ten (10) days of notice of same. Ownership of all designs created by Licensee incorporating the Licensed Trademarks shall be in the name of Licensor and owned by Licensor unless another brand is included in the design in which case the brand owners will address ownership of the applicable designs. From time to time after Licensee has commenced selling the Licensed Articles and upon Licensor’s written request, Licensee shall furnish each year, without cost to Licensor, not less than six (6) additional random and representative samples of each Licensed Article being manufactured by Licensee and sold by Licensee hereunder, together with any cartons, containers and packing and wrapping material used in connection therewith in order to verify that the Licensed Articles are continuing to be made in strict conformity to the approved sample and according to the standards and specifications of Licensor. Additional samples requested by Licensor shall be furnished to Licensor, at Licensee’s production cost therefor. Licensee shall use and display the Licensed Trademarks only in such form and manner as are specifically approved by Licensor. Licensee shall cause to appear on all Licensed Articles produced hereunder and on their tags, packaging, advertising and promotional materials such legends, markings and notices as Licensor may request. Before using or releasing any such material, Licensee shall submit to Licensor for Licensor’s approval. Any article or other material submitted and not approved by Licensor within five (5) business days after receipt by Licensor shall be deemed to have been disapproved. Licensor shall provide written reasons for disapproval. All approvals requested under this Section shall not be unreasonably withheld.

(l) Licensee recognizes that Licensor has a reputation for high quality products, that the distribution, sale and marketing of Licensed Articles might affect the reputation of Licensor, and that the distribution, sale and marketing of the Licensed Articles is subject to the approval and control of Licensor which may, at its sole discretion and subject to applicable laws and regulations, restrict or limit the distribution and sale of the Licensed Articles to certain channels or means of distribution, sale or marketing.

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(m) In all cases where Licensee desires artwork involving Licensed Articles, which are the subject of the License, the cost of such artwork and the cost for the production thereof shall be borne by Licensee. Licensee may use existing artwork, transparencies, computer discs, CD-Roms or duplicate films of artwork owned by Licensor in their original condition. All artwork and designs involving the Licensed Trademarks or any reproduction thereof, shall, notwithstanding their invention or use by Licensee, be and remain the property of Licensor and Licensor shall be entitled to use the same and to license the use of the same by others without payment to Licensee.

5. PROTECTION OF THE LICENSED TRADEMARK

(a) Licensee acknowledges and agrees that:

(i) Licensee shall acquire no ownership rights to the Licensed Trademarks by virtue of this Agreement or otherwise and that all uses by Licensee of the Licensed Trademarks shall inure to the benefit of Licensor; (“Licensor” for purposes of this Section shall include Licensor’s affiliate companies); and

(ii) Licensee shall not, during the Term, directly or indirectly, contest or aid others in contesting Licensor’s ownership of the Licensed Trademarks or the validity of said Licensed Trademarks; and

(iii) Licensee shall not, during the Term or thereafter, do anything which impairs Licensor’s ownership or the validity of the Licensed Trademarks.

(b) Upon Licensor’s request, Licensee will cooperate fully, at Licensor’s expense in confirming, perfecting, preserving and enforcing Licensor’s rights in the Licensed Trademarks, as Licensor reasonably requests for any such purpose. Licensor may decide, in its sole and absolute discretion, to register the Licensed Trademarks with respect to the Licensed Articles or other products, and Licensee agrees that it shall not, during the Term or thereafter, register or apply to register the Licensed Trademarks or any trademarks or logos confusingly similar thereto anywhere in the world. It is understood, however, that the failure of Licensor to obtain any such registration shall not be deemed a violation or breach of this Agreement. Without limiting the foregoing, upon and after the expiration or termination of this Agreement, Licensee, upon Licensor’s request, shall execute such documents as may be necessary to further confirm Licensor’s right in the Licensed Trademarks.

(c) Notwithstanding anything to the contrary in this Agreement, Licensee has no right to and shall not use any Licensed Trademarks or any variations thereof as or as part of any corporate or company name or the name of any division of any corporation or other entity without the prior written consent of Licensor. In addition, Licensee shall not register any domain names or URLs that contain any of the Licensed Trademarks (or that contain any terms that are confusingly similar to any of the Licensed Trademarks) without Licensor’s prior written consent.

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6. LABELING, BEST EFFORTS, ADVERTISING AND OTHER

(a) Licensee covenants that:

(i) No Licensed Articles, nor any tag, label or packaging for Licensed Articles, shall bear a trademark other than the Licensed Trademarks unless Licensor shall have first given Licensee its written consent thereto.

(ii) Licensee shall use the Licensed Trademarks only in forms and formats which have received the prior written approval of Licensor.

(iii) The Licensed Articles may not be sold, distributed, marketed or advertised as part of a premium, or as part of or in combination with any items other than other Licensed Articles, except with respect to wheel/rim and tire packages, and Licensee shall so instruct its customers, or otherwise pre-approved.

(iv) Licensee shall not sell any Licensed Articles to any person or company it knows or has reason to know will sell, market or advertise the Licensed Articles as or as part of a premium, or as part of a tie-in or in combination with any items other than other Licensed Articles, except pursuant to Licensee’s existing arrangement with American Muscle (Turn 5)

(v) Licensee shall use its best efforts to insure its customers’ compliance with the foregoing, including, without limitation, promptly ceasing to sell Licensed Articles to any customers Licensee knows is violating any of the provisions of this Subsection.

(b) Throughout the Term, Licensee shall use its best efforts to market, advertise and promote the sale of each of the Licensed Articles throughout the Territory and to maximize the total Gross Sales thereof.

(c) The copyright in Licensee’s advertising and packaging material for the Licensed Articles shall be the sole and exclusive property of the Licensor or other co-branded partner, and Licensee shall affix a copyright notice in the name of Licensor and/or its co-branding partner, to all such material. Licensee shall execute such assignments or other documents as may be necessary to perfect and confirm Licensor’s and/or co-branded partner’s ownership of such copyrights. Licensee agrees that it shall not make any representations and/or warranties on behalf of or for Licensor. Licensee shall cause to appear with each use of the Licensed Trademarks the following trademark notice ® or such other trademark notice in compliance with the law of the Territory as Licensor may hereafter specify.

(d) Notwithstanding anything to the contrary herein, Licensee shall apply to the Licensed Articles and the tags, labels and packaging therefor such notices and identifications as are required by law.

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(e) Nothing in this Agreement shall be deemed to obligate Licensee to control the price at which its customers may sell the Licensed Articles.

7. MAINTENANCE OF RECORDS

(a) Licensee shall keep true and accurate books and records respecting all transactions related to this Agreement in accordance with generally accepted accounting practices consistently applied, which books and records shall be kept and maintained so as to enable and facilitate verification of the payments due Licensor under this Agreement and shall reflect all sales and shipments of Licensed Articles, all deducted returns, discounts, sales taxes, and excise taxes, all advertising related to the Licensed Articles, and the amount of the Royalty Payments payable hereunder. Licensee shall maintain such books and records for a period of at least three (3) years following the close of the applicable period to which they pertain.

(b) Licensor and shall have the right, at any time during the Term and for a period of three (3) years thereafter, upon five (5) business days written notice to Licensee, to examine any or all of the books and records which Licensee is required to maintain pursuant to this Section and all other records, documents, and material in the possession or under the control of Licensee (including, but not limited to, production records) reasonably necessary to verify Licensee’s compliance with provisions of this Agreement. Such books, records, documents and material shall be made available to Licensor, during normal business hours, at Licensee’s executive offices, and Licensee shall render reasonable assistance to Licensor and its agents for the purpose of facilitating such examination. If, as a result of any such examination, it is shown that Licensee’s payments of Royalty Payments for any calendar quarter were less than the amount which should have been paid by an amount equal to at least five percent (5%) of the Royalty Payments actually paid, Licensee shall pay the costs of such examination. All payments required to be made by Licensee to Licensor to eliminate any discrepancy revealed by said examination shall be made immediately upon demand.

8. ASSIGNMENT, SUBLICENSE

Licensee may not, directly, by operation of law, by merger or otherwise, assign, delegate, sublicense, hypothecate, pledge or transfer all or any part of this Agreement or Licensee’s rights or obligations hereunder to any person or entity, without the prior written consent of Licensor.

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9. INSURANCE, INDEMNIFICATION AND INFRINGEMENT LITIGATION

(a) Before selling or shipping any Licensed Articles, Licensee shall obtain, from a reputable insurance carrier acceptable to Licensor, a general liability policy, including coverage for bodily injury, personal injury and property damage, with a minimum combined single limit of one million dollars ($1,000,000) per occurrence, and two million dollars ($2,000,000) in annual aggregate, in order to protect and insure Licensor and Licensee against any claims or liabilities with which it or they may be charged because of person or property damage or injuries suffered by any person or entity, resulting from the Licensed Articles or the manufacture, use of sale thereof, whether during the Term or thereafter. Licensor shall be named in the policy of such insurance as additional insured, and such policy shall provide that the insurance cannot be cancelled without the insurer giving Licensor written notice thereof at least thirty (30) days prior to the effective date of the cancellation and that the insurance covers the contractual liability of Licensee to Licensor. Licensee shall maintain such insurance in full force and effect throughout the Term and for at least two (2) years thereafter. Within thirty (30) days after the Effective Date of this Agreement and on the first day of each calendar year thereafter, Licensee shall deliver to Licensor a certificate of insurance evidencing that such insurance is in full force and effect and that it cannot be cancelled without the insurer giving Licensor written notice thereof at least thirty (30) days prior to the effective date of the cancellation. The insurance described in this Section is understood to be primary and is not subject to contribution by any other insurance which may be available to Licensor.

(b) Licensee agrees to indemnify and hold harmless Licensor and its affiliates from and against any and all claims, liabilities, damages, and expenses (including attorney’s fees) arising out of or resulting from (i) any actual or alleged defects in any of the Licensed Articles or other product liability claim related to any of the Licensed Articles, (ii) any actual or alleged infringement or violation of any patents, copyrights, trademarks or other rights, including trade secrets and rights of privacy and publicity, in connection with the manufacture, distribution, sale, use, advertisement or promotion of any of the Licensed Articles (other than those arising solely from the use of the Licensed Trademarks as permitted hereunder), (iii) Licensee’s false or misleading advertising in connection with any of the Licensed Articles, (iv) any violation of any applicable law or regulation in connection with manufacture, marketing, distribution, sale, advertisement or promotion of any of the Licensed Articles, (v) any use of the Licensed Trademarks in a manner not authorized by this Agreement, or (vi) any breach of this Agreement by Licensee. In the event that a recall of any Licensed Articles is required, ordered or recommended by any court or government agency or any applicable law or regulation, for any reason, Licensee shall comply with such requirement, order or recommendation and shall bear all of the expenses thereof. This Section shall survive the expiration, termination, breach or alleged breach of this Agreement.

(c) Licensor agrees to indemnify and hold harmless Licensee and its affiliates from and against any and all claims, liabilities, damages, and expenses (including attorney’s fees) arising out of or resulting from claims of third parties on the basis trademark infringement relating to Licensee’s use of the Licensed Marks strictly in accordance with the terms of this Agreement.

(d) Licensee shall notify Licensor in writing of any act which it believes to be an infringement by third parties of its rights hereunder, promptly upon learning of the same. Licensor may take whatever action it may deem advisable or necessary to remedy such infringement. If requested by Licensor, Licensee shall join with Licensor, at Licensor’s cost, in taking such action. Licensor shall have the sole right to determine what action, if any, will be taken to remedy such infringements or infringements of the Licensed Trademarks, and Licensee shall not take any such action without the prior written consent of Licensor.

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10. TERMINATION

(a) If Licensee shall at any time breach or be in default of any of the royalty payment provisions (including minimum royalty payment provisions), the royalty reporting provisions or record keeping provision of this Agreement and such breach or default is not remedied to Licensor’s satisfaction within ten (10) days after the Licensor has given Licensee written notice of such breach or default, Licensor may, at its sole election in addition to and without prejudice to any other rights or remedies it may have, terminate this Agreement by giving written notice of termination of the Agreement to Licensee, and such termination shall be effective upon giving of such notice of termination. If Licensee shall at any time breach or be in default of any other provision of this Agreement (including the quality control provisions) and such breach or default is not remedied to Licensor’s satisfaction within thirty (30) days after Licensor have given Licensee written notice of such breach or default, Licensor may, at its sole election and in addition to and without prejudice to any rights or remedies it may have, terminate this Agreement by giving written notice of termination to Licensee, and such termination shall be effective upon giving such notice of termination.

(b) Notwithstanding anything to the contrary in this agreement, if Licensee violates or breaches any of the provisions of Section 8 or Section 9(a), Licensor may, at its sole election and in addition to and without prejudice to any other rights or remedies it may have, immediately terminate this Agreement upon written notice to Licensee, and such termination shall be effective upon giving such notice.

(c) This Agreement shall terminate automatically, without notice to Licensee, in the event that: (a) there is an expropriation, confiscation or nationalization by any government of a substantial portion of Licensee’s assets; (b) Licensee becomes insolvent; (c) Licensee seeks relief as a debtor under any applicable bankruptcy law or other law relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights or creditors or consents to or acquiesces in such relief; (d) Licensee makes an assignment for the benefit of, or enters into a composition with, its creditors; (e) Licensee appoints or consents to the appointment of a receiver or other custodian for all or a substantial part of its property; (f) a petition seeking to have Licensee declared or adjudicated bankrupt or insolvent under any applicable bankruptcy or similar law is not dismissed within sixty (60) days after filing; (g) an order is entered by a court of competent jurisdiction for relief against Licensee in any case commenced under any bankruptcy or similar law or finding Licensee to be bankrupt or insolvent or ordering or approving its liquidation, reorganization or any modification of the rights of its creditors or assuming custody of, appointing a receiver, guardian or other custodian for all or a substantial part of its property, (h) Licensee admits its inability to pay its debts when due; or (i) a Change in Control Event shall occur.

(d) No failure or delay on the part of Licensor to exercise its rights of termination hereunder for any one or more causes shall be considered to prejudice its rights or termination of such or for any other or subsequent cause. Termination or expiration of this Agreement for any reason whatsoever shall not relieve the parties from their respective obligations accruing hereunder prior to such termination or expiration.

(e) On termination of this Agreement in accordance with its terms and conditions or upon termination of this Agreement by operation of law, it is agreed between the parties that neither party shall be liable for any damages in the nature of consequential damages, or payment for loss of goodwill, loss of profits or prospective profits of any kind or matter sustained or arising out of or alleged to have arisen out such termination or expiration.

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(f) The termination of this Agreement shall not affect any right, liability or any obligation hereunder arising by reason of any event other than termination or expiration, nor affect any right or obligation of any party which is intended by the parties to survive such termination or expiration, including, without limitation, Licensee’s obligations under Section 3, 7, and 9 which shall survive the termination of this Agreement.

11. OBLIGATIONS ON EXPIRATION OR TERMINATION

(a)

(i) Licensee shall furnish to Licensor, within thirty (30) days after the termination or expiration of this Agreement, a statement showing the number and description of all Licensed Articles it has in inventory (finished, in process or on order) at such termination or expiration. Such statement shall be verified by a duly authorized officer of Licensee.

(ii) Upon and after the termination or expiration of this Agreement, Licensor shall be free to manufacture, market and/or sell and to license others to manufacture, market and/or sell any or all of the Licensed Articles without obligation or liability to Licensee, and except as provided below in this Section, Licensee shall have no rights under this Agreement and shall have no right or license to (and Licensee shall not) manufacture, market or sell any of the Licensed Articles. Provided Licensee has complied with Section 11(a), Licensee may, for a period of 90 days after such termination or expiration, sell-out its inventory of Licensed Articles and otherwise fulfill existing orders (finished, in process or on order) existing on the date expiration or termination is effective provided such sales are made through the trade channels and in accordance with the sales terms and procedures under which the Licensed Articles were sold before expiration or termination of the Agreement, and provided further that such Licensed Articles and the sale thereof comply with the provisions of this Agreement and that Licensee pays to Licensor the Royalty Payments on all sales made during the sell-out period. After the foregoing sell-off period, Licensor shall have the option to buy product back at cost. In the event Licensor does not exercise the option to buy back the product at cost, Licensee must destroy any remaining inventory of Licensed Articles at its sole expense. Licensee shall not sell, market or advertise any Licensed Articles nor shall it use the Licensed Trademarks or any variations or simulations thereof in any way in connection with its business operations or otherwise. Before Licensee sells or disposes of the Licensed Articles as set forth in this Section, it shall offer Licensor an opportunity to purchase as much of such Licensed Articles as desired by Licensor, and Licensee agrees not to sell such Licensed Articles to third parties unless it has first offered to sell such Licensed Articles to Licensor on terms and conditions at least as favorable as the best terms and conditions offered to third parties.

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(iii) If this Agreement is terminated pursuant to any of the provisions of Sections 10(a) or 10(c) above, Licensee shall have no sell-out period specified in Section 11(b) or right to market, sell or offer to sell the Licensed Articles after such termination.

(b) Within thirty (30) days after the termination or expiration of this Agreement or of the expiration of the sell-out period described in Section 11(a)(ii), if Licensee is entitled to such sell-out period, Licensee shall deliver to Licensor or Licensor’s designee, or destroy and show evidence of the destruction of, all Licensed Articles and all advertising, packaging, labels, tags, publicity material and promotional material bearing the Licensed Trademarks in Licensee’s possession or control, as directed by Licensor.

12. PURCHASE OPTION

(a) For the duration of this agreement, Licensor shall have the option to purchase all of the assets or capital stock of Licensee, as determined by Licensor (the “Option”) at any time . Upon 30 days’ prior written notice of the date of the exercise of the option, at a purchase price in cash equal to the Fair Market Value of Licensee. Such notice shall specify the date for the closing of the exercise of the Option (the “Closing Date”). “Fair Market Value” means 1.5 times Licensee’s EBITDA in the most recent 12-month period ending on the last day of the month preceding the month in which Licensor provides notice of its exercise of the Option. For the purposes hereof “EBITDA” means net income before interest, taxes, depreciation and amortization, calculated in accordance with U.S. generally accepted accounting principles. Any dispute as to the calculation of EBITDA shall be settled by a firm of independent accountants mutually selected by Licensor and Licensee.

(b) On the Closing Date, (i) the Licensee and its owners shall cause to be transferred and sold to the Licensor all of the assets or capital stock of the Licensee, as applicable, and (ii) Licensor shall pay to the Licensee or its owners, as applicable, the Fair Market Value thereof in cash by wire transfer to an account designated by Licensee.

(c) At closing of the exercise of the Option, the parties shall execute or cause to be executed any and all documents required to effectuate the transfer to Licensor of good, marketable and valid title to the applicable equity interests or assets, as applicable.

(d) If the Licensee defaults in its obligations under this Section 12, then the Licensor shall be entitled to all of its remedies at law or in equity, including, without limitation the right of specific performance, in which event Licensor shall be entitled to recover all costs, expenses and damages (including, without limitation, reasonable attorneys’ fees) incurred by it in obtaining such specific performance or otherwise to enforce this Agreement.

13. MISCELLANEOUS PROVISIONS

(a) Nothing in this Agreement shall create a partnership, joint venture or establish the relationship of principal and agent or any other relationship of similar nature between the parties. In all transactions regarding Licensed Articles, Licensee shall assume sole responsibility for any commitments, obligations or representations made by it in connection with the manufacture, sale, marketing or advertising thereof, and Licensee represents and warrants to Licensor that Licensor shall have no liability to Licensee or third parties with respect to any of the Licensed Articles manufactured or sold by Licensee or its customers.

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(b) All notices which are required or which may be given under the provisions of this Agreement shall be in writing and shall be hand-delivered, or mailed, certified or registered mail, postage prepaid, to the addresses set forth above.

(c) This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, pertaining to such subject matter. There are no warranties, representations or agreements, express or implied, between the parties in connection with the subject matter hereof except as may be specifically set forth herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless it is set forth in a written document signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document signed by the parties hereto.

(d) Subject to Sections 8 and 10 above, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(e) This Agreement and any disputes arising under or related thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by the laws of the State of California, without reference to its conflicts of law principles. Any legal actions, suits or proceedings arising out of this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the state courts of California or the United States District Court for the Southern District of California, and the parties to this Agreement hereby accept and submit to the personal jurisdiction of these California courts with respect to any legal actions, suits or proceedings arising out of this Agreement.

(f) The headings and captions contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement. Unless the context otherwise specifically requires, words importing the singular include the plural and vice versa. The terms “hereunder”, “hereto”, “herein” and similar terms relate to this entire Agreement and not to any particular Section or provision of this Agreement.

(g) This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. The Agreement incorporates provisions, comments and suggestions proposed by both parties. No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties hereto, intending to be legally bound thereby, have executed this Agreement.

SALEEN AUTOMOTIVE INC.		MOLEXIEL, INC.

By:	/s/ Steve Saleen	By:	/s/ Molly Saleen
Name:	Steve Saleen	Name:	Molly Saleen
Title:	CEO	Title:	CEO

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APPENDIX A

LICENSED ARTICLES

(i)	Exclusive - “Hard parts” consisting of automobile parts, including turbochargers, wheels, etc, up to current Model year

(ii)	Registry stays with SAI, Registry Birth Certificate purchases only up to 2015

(iii)	Take off parts stay with SAI

(iv)	Non Exclusive - “Soft goods”, consisting of [accessories, apparel, all Trademarks branded merchandise]

All installation of parts will be done at Licensor’s facilities at the shop rate of $100 per hour with a minimum charge of one hour.

LICENSOR EQUIPMENT

Calibration equipment and Software up to 2016, consisting solely of a Dell Latitude 6430 laptop computer with 3rd party software installed

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APPENDIX B

LICENSED TRADEMARKS

Mark	No.

Registered Trademarks

Saleen	2407911
[Stylized “S”]	2007476
Saleen	2005539
Speedlab	3593081
SMS Supercars	4530085
SMS Supercars	4526251

Trademarks - Applications Pending

Power in the Hands of a Few	85551696
Power in the Hands of a Few	85551645

Trademarks - Common Law

Saleen Performance Vehicles	n/a
The Science of Speed	n/a
Speed Science Style	n/a
SMS Limited	n/a
Racecraft	n/a
Powerflash	n/a

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APPENDIX C

MINIMUM SALES REQUIREMENT

See Attached Business Plan

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